RESTRUCTURING AGREEMENT

            RESTRUCTURING AGREEMENT, dated as of April 7, 1999 (the "Agreement"), by and among National Auto Finance Company, Inc., a Delaware corporation (the "COMPANY"), National Auto Finance Company, L.P., a Delaware limited partnership (the "PARTNERSHIP"), National Auto Finance Corporation, a Delaware corporation (the "GENERAL PARTNER"), the Partners (as defined below), The 1818 Mezzanine Fund, L.P., a Delaware limited partnership (the "FUND"), PC Investment Company, a Delaware corporation ("PCI"), Progressive Investment Company, Inc., a Delaware corporation ("PROGRESSIVE"), Manufacturers Life Insurance Company (U.S.A.), a Michigan corporation ("ML"), and The Structured Finance High Yield Fund, LLC, a Delaware limited liability company ("SFHY"). The Fund, PCI, ML and SFHY are sometimes collectively referred to herein as the "NOTEHOLDERS," and the Fund and Progressive are sometimes collectively referred to herein as the "EQUITYHOLDERS."

                              PRELIMINARY STATEMENT

            Pursuant to a Securities Purchase Agreement, dated as of December 22, 1997 (the "DECEMBER AGREEMENT"), (i) the Fund, PCI and ML purchased from the Company $40,000,000 aggregate principal amount of the Company's Senior Subordinated Notes due December 22, 2004 (the "NOTES"), and 1,038,924 detachable warrants to purchase initially 1,038,924 shares of the Company's Common Stock, par value $.01 per share (the "COMMON STOCK"), and (ii) the Fund and Progressive purchased 1,904,762 shares of the Company's Common Stock.

            SFHY purchased from the Company,  pursuant to a Securities  Purchase
Agreement, dated as of March 27, 1998 (the "MARCH AGREEMENT"; the December Agreement and the March Agreement are sometimes collectively referred to herein as the "AGREEMENTS"), $20,000,000 aggregate principal amount of the Company's Notes and 593,671 detachable warrants to purchase initially 593,671 shares of the Company's Common Stock.

            The Partnership is the owner, directly and indirectly,  of 4,230,000 shares of the Company's Common Stock (the "PARTNERSHIP SHARES"). In consideration of, and as part of the transactions contemplated by, this Agreement, the Partnership has agreed to grant the nominees of the Noteholders and the Equityholders from time to time serving on the Company's Board of Directors (the "BOARD") an irrevocable proxy to vote the Partnership Shares.

            The Noteholders and the Equityholders have asserted potential claims against the Partnership, National Auto Finance Corporation, a Delaware corporation and the general partner of the Partnership (the "GENERAL Partner"), Nova Financial Corporation, a Delaware corporation ("NOVA Financial"), Nova Corporation, a Delaware corporation ("NOVA"), Gary L. Shapiro ("SHAPIRO"), Edgar
A. Otto ("OTTO") and Stephen L. Gurba ("GURBA"), each a limited partner of the Partnership (collectively, the "PARTNERS"), which claims the parties desire to settle. In consideration of, and as part of the transactions contemplated by, this Agreement, the Noteholders and Equityholders have agreed to release the Partnership, the General Partner and the Partners from certain liabilities and have agreed not to bring certain causes of action against them.

            The Company has issued its junior subordinated promissory notes in the aggregate principal amount of $430,152, $961,714, $33,714, $27,246 and
$487,656, to Shapiro, Otto, Gurba, Nova Financial and Nova, respectively (such promissory notes as amended to the date hereof, the "JUNIOR NOTES"). The Company is in default under the Junior Notes. In consideration of, and as part of the transactions contemplated by, this Agreement, the holders of the Junior Notes (the "JUNIOR NOTEHOLDERS") have agreed to restructure the terms of the Junior Notes.

            The Company has been unable to satisfy certain affirmative, negative and financial covenants under the Agreements. The Company, the Noteholders and the Equityholders now desire, on the terms and conditions set forth in this Agreement, to restructure the terms of the Notes and the Junior Notes and to waive breaches of certain of the covenants contained in, and defaults under, the Agreements, the Notes and the Junior Notes and to provide for the issuance of the Shares (as defined in Section 3 hereof) to the Noteholders and the Equityholders (collectively, the "RESTRUCTURING").

            Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreements.

            In  consideration  of the mutual  covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

            1. Waivers and Amendments.

            (a) In accordance with Section 14.5 of each of the Agreements, the Noteholders and the Equityholders hereby waive the currently existing defaults and breaches by the Company of (i) the representations and warranties contained in each of the Agreements and the Notes, and (ii) the affirmative, negative and financial covenants contained in Sections 9.1, 9.2, 9.4, 9.6, 10.1, 10.2, 10.4, 10.9, 11.1(iii), 11.1(iv), 11.1(v) and 11.1(vi) of each of the Agreements. The Company hereby represents and warrants to the Noteholders and the Equityholders that, to the knowledge of the Company after due inquiry, it is not in default or breach of any covenant contained in either of the Agreements, other than Sections 9.1, 9.2, 9.4, 9.6, 10.1, 10.2, 10.4, 10.9, 11.1(iii), 11.1(iv),
11.1(v) and 11.1(vi) of each thereof.

            (b) The Company,  the Noteholders and the Equityholders hereby amend
Section 10.1(a) of each of the Agreements so that, for the period commencing on the date hereof (the "RESTRUCTURING DATE") and ending on March 31, 2001 (the "WAIVER PERIOD"), the Company shall not be required to comply with the Consolidated Net Worth covenant set forth in such Section 10.1(a). From and after April 1, 2001, the Company's required Consolidated Net Worth shall increase (from the Company's actual Consolidated Net Worth as of March 31, 2001) through the term of the Amended Notes (as defined in Section 2 hereof) as set forth in Section 10.1(b) (with respect to Net Income from and after April 1, 2001) and Section 10.1(c) (with respect to proceeds received after April 1,
2001) of each of the Agreements to the extent such sections are applicable to the period from and after March 31, 2001. Schedule 1(b)(1) attached hereto sets forth the Company's good faith estimates, based on consultation with its independent accountants, of the charges that may arise as a result of the Restructuring and the balance sheet effect thereof (it being acknowledged by all parties hereto that the actual charges or the balance sheet effect thereof may differ from such estimates). Schedule 1(b)(2) attached hereto sets forth the Company's business plan for the twenty-four month period commencing April 1, 1999 and ending March 31, 2001 (the "BUSINESS PLAN"). The Business Plan has been prepared by the Company in good faith and is based on assumptions the Company believes to be reasonable as of the date hereof (it being acknowledged by all parties hereto that actual results during the periods covered by the Business Plan may differ from the results contained in the Business Plan).

            (c) The Company,  the Noteholders and the Equityholders hereby amend
Section 10.2 of each of the Agreements so that the covenant relating to the Company's Adjusted Interest Expense set forth in each such Section 10.2 will be waived for the Waiver Period. Such covenant shall become effective and the Company shall be required to comply with such covenant upon the completion of the first full fiscal quarter following the Waiver Period. Upon expiration of the Waiver Period, the Adjusted Interest Expense covenant shall encompass only those periods after the Waiver Period. Until the end of the fourth full fiscal quarter following the Waiver Period, compliance by the Company with the Adjusted Interest Expense covenant shall be determined by calculating the Company's EBIT and Consolidated Total Interest Expense from the expiration of the Waiver Period through the end of the quarterly period for which compliance is being determined and then annualizing each such amount. From and after the end of the fourth full fiscal quarter following the Waiver Period, the Company shall again comply with the Adjusted Interest Rate covenant as set forth in Section 10.2 of each of the Agreements.

            (d) The Company,  the Noteholders and the Equityholders hereby amend
Article 10 of each of the Agreements to add a new Section 10.15 to each of the Agreements, which reads in its entirety as follows:

            "10.15 RETURN ON ASSETS.  The Company's  required  Return on
      Assets (as defined below) for each of the quarterly periods ending on the Measurement Dates indicated below (each such quarterly period, a "MEASUREMENT PERIOD") shall not be less than the corresponding amount set forth below:


            ----------------------------------------------

            MEASUREMENT DATE            RETURN ON ASSETS
            ----------------------------------------------
            September 30, 1999          -1.00% (i.e.
                                        negative 1.00%)
            ----------------------------------------------
            December 31, 1999           0.01%
            ----------------------------------------------
            March 31, 2000              0.01%
            ----------------------------------------------
            June 30, 2000               1.00%
            ----------------------------------------------
            September 30, 2000          2.00%
            ----------------------------------------------
            December 31, 2000           2.25%
            ----------------------------------------------
            March    31, 2001 and       2.50%
            thereafter
            ----------------------------------------------

      For purposes of the covenant set forth in this Section 10.15, the following terms shall have the following meanings:

      "RETURN ON ASSETS" shall mean the amount derived by subtracting (A) the sum of (i) the Portfolio Loss Percentage for the applicable Measurement Period, (ii) the Portfolio Cost of Funds Percentage for the applicable Measurement Period, and (iii) the Direct Operating Expense Percentage for the applicable Measurement Period, from (B) the sum of (x) the Weighted Average Coupon, (y) the Weighted Average Dealer Discount, and (z) the Third Party Servicing Revenue Percentage. The Company's Return on Assets will be measured for each Measurement Period, with results to be submitted to the Noteholders and the Equityholders no later than the forty-fifth day after the closing of each Measurement Period. Attached hereto as Schedule 1(d) is a sample calculation of the Company's Return on Assets. The Company shall calculate its Return on Assets consistent with the sample calculation set forth on Schedule 1(d).

      "AVERAGE NAFI PORTFOLIO SIZE" shall mean the aggregate principal amount of all loans in the NAFI Portfolio at the end of each day in the Measurement Period, divided by the number of days in the applicable Measurement Period.

      "AVERAGE TOTAL PORTFOLIO SIZE" shall mean the aggregate principal amount of all loans in the Total Portfolio at the end of each day in the Measurement Period, divided by the number of days in the applicable Measurement Period.

      "DIRECT OPERATING EXPENSE PERCENTAGE" shall mean all expenses (on an annualized basis) of the Company for the applicable Measurement Period that are properly classified in accordance with GAAP as operating expenses (but excluding depreciation and interest expenses), divided by the Average Total Portfolio Size during the applicable Measurement Period.

      "NAFI PORTFOLIO" shall mean all loans originated by the Company or acquired by the Company through its Portfolio Acquisition Program.

      "PORTFOLIO COST OF FUNDS PERCENTAGE" shall mean the actual weighted average composite cost of funds for the applicable Measurement Period, including the capital costs of the Company's securitization tranches A and B, the capital costs of the Company's overcollateralization credit enhancement of any such securitization and the capital costs of all cash maintained in any spread account of any such securitization.

      "PORTFOLIO LOSS PERCENTAGE" shall mean the actual net principal liquidations (on an annualized basis) as reported by the Company's loan servicing system for the applicable Measurement Period, divided by the Average NAFI Portfolio Size during the applicable Measurement Period.

      "THIRD PARTY SERVICING REVENUE PERCENTAGE" shall mean all third party servicing revenue (on an annualized basis) for the applicable Measurement Period as reported by the Company in accordance with GAAP, divided by the Average Total Portfolio Size during the applicable Measurement Period.

      "TOTAL PORTFOLIO" shall mean the NAFI Portfolio and all loans serviced by the Company for or on behalf of a third party.

      "WEIGHTED AVERAGE COUPON" shall mean the weighted average coupon of all loans in the NAFI Portfolio as of the last day of the applicable Measurement Period, as derived from the Company's loan servicing system.

      "WEIGHTED AVERAGE DEALER DISCOUNT" shall mean the weighted average dealer discount of the NAFI Portfolio as of the last day of the applicable Measurement Period, as derived from the Company's loan servicing system, divided by the Weighted Average Life of the NAFI Portfolio.

      "WEIGHTED AVERAGE LIFE" shall mean the weighted average life of all loans in the NAFI Portfolio as of the last day of the applicable Measurement Period, as derived from the Company's loan servicing system.

      Any other terms used but not defined in this Section 10.15 shall have the meaning ascribed to such terms in Section 1.1 of each of the Agreements."


            (e) The Company,  the Noteholders and the Equityholders hereby amend
Section 11.1(vi) of each of the Agreements by adding the following at the end of each thereof: "provided, however, that for purposes of determining whether an "Amortization Event" under Section 9.01(f) or (g) of that certain Pooling and Administration Agreement, dated as of December 8, 1994, as amended (as so amended, the "POOLING AGREEMENT"), by and among National Financial Auto Funding Trust II, the Company and Bankers Trust Company, has occurred and constitutes an Event of Default under the Agreements, the Company's "Net Loss Ratio" (as defined in the Pooling Agreement) shall be calculated and determined as provided in the Pooling Agreement as in effect on the Restructuring Date, without giving effect to any amendments or waivers, if any, after the Restructuring Date.

            (f) Except to the extent each is expressly amended or waived by the terms of this Agreement, all terms and conditions of each of the Agreements and all other instruments and agreements executed thereunder shall remain in full force and effect in accordance with their respective terms. Following the Restructuring Date, except as specifically set forth or provided for herein, the Company again shall comply with all Affirmative Covenants and Negative and Financial Covenants contained in each of the Agreements.

            2. RESTRUCTURING NOTES. Effective on the Restructuring Date, the Notes held by the Noteholders shall be amended and restated, in the form of Exhibit A attached hereto (the "AMENDED NOTES"), to allow the Company, at its option, for a two-year period ending on the date that is two years from the Restructuring Date, to pay an amount equal to up to 50% of the scheduled cash interest payments on the Amended Notes through the issuance of convertible senior subordinated notes (the "CONVERTIBLE NOTES"), in the form of Exhibit B attached hereto. Upon presentation of the originally issued Notes from the Noteholders to the Company, the Company shall mark "Canceled" on the originally issued Notes and deliver to the Noteholders in exchange therefor Amended Notes having an aggregate principal amount equal to the aggregate principal amount of the canceled Notes.

            3. RESTRUCTURING SHARES. Simultaneously with the execution and delivery of this Agreement, the Company shall issue, or cause to be issued, to
(i) the Noteholders, on a pro-rata basis (in relation to the aggregate principal amount of Notes held by them), an aggregate of 7,071,429 shares of the Company's Common Stock, and (ii) the Equityholders, on a pro-rata basis (in relation to the number of shares of the Company's Common Stock purchased by each of them pursuant to the December Agreement), an aggregate of 1,178,571 shares of the
Company's  Common  Stock  (collectively,   the  "SHARES").

            4. RELEASES. (a) Simultaneously with the execution and delivery of this Agreement, the Noteholders and the Equityholders shall execute and deliver the Release in the form of Exhibit C attached hereto. (b) Simultaneously with the execution and delivery of this Agreement, the Partnership, the General Partner and the Partners shall execute and deliver the Release and Covenant Not to Sue in the form of Exhibit D attached hereto. (c) Simultaneously with the execution and delivery of this Agreement, the Company, the Noteholders and the Equityholders shall execute and deliver the Release in the form of Exhibit E attached hereto. (d) Anything to the contrary notwithstanding, the releases contemplated by and provided for in Sections 4(b) and 4(c) shall not release any of the released parties from any claims brought by holders of the Company's securities not signing the releases (such as from shareholder derivative or
class  action   claims).

            5. VOTING PROXY AND TRANSFER LIMITATIONS. (a) Simultaneously with the execution and delivery of this Agreement, the Partnership shall execute and deliver to the Noteholders and the Equityholders a proxy with respect to the Partnership Shares, in the form attached hereto as Exhibit F (the "PROXY"). The Partnership shall deliver to the Company or its transfer agent the certificate(s) representing the Partnership Shares for the purpose of imprinting thereon the following legend:

            THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN IRREVOCABLE PROXY AND CERTAIN LIMITATIONS ON TRANSFER AS CONTEMPLATED BY AND SET FORTH IN THAT CERTAIN RESTRUCTURING AGREEMENT, DATED AS OF APRIL 7, 1999, BY AND AMONG THE COMPANY AND NATIONAL AUTO FINANCE COMPANY, L.P., NATIONAL AUTO FINANCE CORPORATION, THE PARTNERS (AS DEFINED THEREIN), THE 1818 MEZZANINE FUND, L.P., PC INVESTMENT COMPANY, PROGRESSIVE INVESTMENT COMPANY, INC., MANUFACTURERS LIFE INSURANCE COMPANY (U.S.A.) AND THE STRUCTURED FINANCE HIGH YIELD FUND, LLC.

            (b) The Partnership agrees not to sell, assign, transfer, pledge, encumber or otherwise dispose of the Partnership Shares, except (i) in an arm's length transaction to a party who is not an affiliate (as defined in Rule 405 under the Securities Act of 1933, as amended) of the Partnership or its partners, or (ii) if to an affiliate (as defined in Rule 405 under the Securities Act of 1933, as amended) of the Partnership or its partners, subject to the Proxy (in which case the buyer, assignee, transferee or pledgee, as the case may be, shall agree in writing to be bound by the terms of this Agreement, including, without limitation, the Proxy and the transfer limitations set forth in this Section 5(b)). The foregoing notwithstanding, the Partnership may distribute the Partnership Shares to the partners of the Partnership, provided each such partner shall execute and deliver to the Noteholders and the Equityholders an instrument agreeing to be bound by the terms of this Agreement, including, without limitation, the Proxy and the transfer limitations set forth in this Section 5(b).

            6. BOARD REPRESENTATION. The Company and the Noteholders hereby amend Section 9.10(d) of each of the Agreements so that, upon completion of the Restructuring and (subject to the other provisions of Section 9.10 of each of the Agreements) from time to time thereafter, each of the Fund, PCI and SFHY shall have the right to designate a total of two directors to the Board. The Company shall take all action within its power to cause the appointment or election of such separate and individual designees of each of the Fund, PCI and SFHY.

            7. AFFILIATED TRANSACTIONS. The Company, the Noteholders and the Equityholders hereby amend Section 10.4 of each of the Agreements so that from and after the Restructuring Date, anything to the contrary in Section 10.9 of each of the Agreements notwithstanding, the Company shall not, and shall not permit any of its Subsidiaries to, enter into any transaction with any Affiliate of the Company, including payments on the Company's Preferred Stock (other than payments on Preferred Stock issued to Noteholders, if any), unless such transaction is approved by the Board, including the affirmative vote of a majority of the representatives of the Noteholders; provided that no such approval shall be required in connection with the Company's ongoing transactions with BNI, Inc. or any ordinary course transaction between the Company and the Noteholders or the Equityholders (or any of their respective affiliates).

            8. REPRESENTATIONS. (a) Each of the Noteholders, the Equityholders, the Company, the Partnership, the General Partner, Nova and Nova Financial severally and not jointly, as to itself only, represents and warrants to the other parties hereto as follows:

            (i) it is a corporation, limited liability company or limited partnership, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with full corporate, limited liability company or partnership power and authority, as the case may be, to execute and deliver the Restructuring Documents (as defined in Section 11(n)) and to consummate the transactions contemplated thereby;

            (ii) the Restructuring Documents have been duly authorized, executed and delivered by it and constitute legal, valid and binding obligations of it, enforceable against it in accordance with their respective terms (except as such enforceability may be limited by bankruptcy, insolvency or similar laws of general application from time to time affecting the rights of creditors generally and subject to general principles of equity); and

            (iii) the execution and delivery of the Restructuring Documents and the performance by it of its obligations thereunder will not constitute a violation, breach or default (with or without the passage of time or the giving of notice, or both) on its part under its organizational documents, under any federal, state, local or foreign law, rule or regulation, under any order or judgment that is binding on it or any of its properties, or under any agreement, instrument or document to which it is a party or by which it or any of its properties are bound.

            (b) In addition to the representations  and warranties  contained in
Section 8(a) above, the Company represents and warrants to the Noteholders and the Equityholders as follows: (i) the Shares and the shares of Common Stock issuable upon conversion of the Convertible Notes (the "CONVERSION SHARES") are duly authorized and, upon issuance as provided herein or in the Convertible Notes, as the case may be, will be validly issued, fully paid and nonassessable; and (ii) upon issuance as provided herein or in the Convertible Notes, as the case may be, the Shares and the Conversion Shares will be free and clear of any mortgage, pledge, security interest, encumbrance, charge or other lien.

            The foregoing notwithstanding, the Noteholders and the Equityholders acknowledge that the Company will be required to amend its certificate of incorporation to increase the number of authorized shares of Common Stock to permit the issuance of the Conversion Shares. The Company hereby covenants and agrees to take all action within its power (including seeking the requisite stockholder approval) to amend its certificate of incorporation as soon as practicable following the Restructuring Date (but no later than June 30, 1999) to increase the number of authorized shares of Common Stock to permit the issuance of the Conversion Shares.

            (c) In addition to the representations  and warranties  contained in
Section 8(a) above, the Partnership represents and warrants to the Noteholders and the Equityholders as follows:

            (i) the Partnership Shares are owned, beneficially and of record, by the Partnership, free and clear of any liens, claims, security interests, pledges, charges, encumbrances, mortgages or other defects or restrictions of any kind whatsoever; and

            (ii) the Partnership owns no shares of the Company's Common Stock, other than the Partnership Shares.

            (d) Each of the Partners (other than Nova and Nova Financial), severally and not jointly, as to himself only, represents and warrants to the other parties hereto as follows:

            (i) he has full power and authority to execute and deliver the Restructuring Documents and to consummate the transactions contemplated thereby;


            (ii) the Restructuring Documents have been duly executed and delivered by him and constitute his legal, valid and binding obligations, enforceable against him in accordance with their respective terms (except as such enforceability may be limited by bankruptcy, insolvency or similar laws of general application from time to time affecting the rights of creditors generally and subject to general principles of equity); and

            (iii) the execution and delivery of the Restructuring Documents and the performance by him of his obligations thereunder will not constitute a violation, breach or default (with or without the passage of time or the giving of notice, or both) on his part under any federal, state, local or foreign law, rule or regulation, or under any order or judgment that is binding on him or any of his properties, or under any agreement, instrument or document to which he is a party or by which he or any of his properties are bound.

            9. CONDITIONS TO THE RESTRUCTURING.

            (a) Simultaneously with the execution and delivery of this Agreement, the Company and First Union National Bank shall execute and deliver
(i) the Amended and Restated Pooling and Administration Agreement, (ii) the Revolving Credit, Term Loan and Security Agreement, and (iii) the Commitment Letter and the agreements, instruments and documents contemplated thereby, in the forms attached hereto as Exhibit G-1, G-2 and G-3, respectively.

            (b) Simultaneously with the execution and delivery of this Agreement, the Company, the Partnership and the Junior Noteholders shall execute and deliver the Note Exchange Agreement and the agreements, instruments and documents contemplated thereby, in the forms attached hereto as Exhibit H (the "JUNIOR RESTRUCTURING DOCUMENTS").

            (c) Simultaneously with the execution and delivery of this Agreement, the Partnership shall execute and deliver to the Company the Certificate Sale Agreement and the Assignment contemplated thereby, and attached thereto as Exhibit A, in the forms attached hereto as Exhibit I.

            (d) Simultaneously with the execution and delivery of this Agreement, the Board shall receive an opinion from Rothschild Inc. with respect to the fairness to the Company and its equityholders (other than the Equityholders and the Partnership), from a financial point of view, of the transactions contemplated by the Restructuring Documents.

            The parties hereto (other than the Company) consent to the Company's execution and delivery of the foregoing agreements, instruments and documents and acknowledge and agree that such execution and delivery, and the consummation of the transactions contemplated thereby, do not violate or constitute a default
under  either  of  the   Agreements,   the  Notes  or  the  Junior  Notes.

            10. INDEMNIFICATION. (a) In addition to all sums due or to be due under the Amended Notes and Convertible Notes, the Company agrees to indemnify and hold harmless the Noteholders and the Equityholders, their respective Affiliates and each of their respective officers, directors, agents, employees, members and partners (each, an "INDEMNIFIED PARTY") to the fullest extent permitted by law from and against all losses, claims, damages, expenses (including reasonable fees and disbursements of counsel as provided for in
Section 11(o) hereof) or other liabilities ("LOSSES") resulting from any breach of any agreement, covenant or undertaking of the Company contained in the Restructuring Documents or any legal, administrative or other actions (including actions brought by any equityholders of the Company or derivative actions brought by a Person claiming through the Company or in the Company's name), proceedings or investigations (whether formal or informal), or written threats thereof, based upon, relating to or arising out of the Restructuring Documents or the transactions contemplated thereby or any Indemnified Party's role in the Restructuring transactions; provided, however, that the Company shall not be liable under this Section 10: (a) for any amount paid in settlement of claims without the Company's consent (which consent shall not be unreasonably withheld), (b) with respect to Losses arising solely out of actions brought by the partners or shareholders of the Fund, PCI, Progressive, ML or SFHY against an Indemnified Party or by one Indemnified Party against another, or (c) to the extent that it is finally judicially determined that such Losses resulted primarily from the willful misconduct, bad faith or gross negligence of such Indemnified Party or a breach of the Indemnified Party's agreements herein; provided, further, that if and to the extent that such indemnification is unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of such indemnified Losses which shall be permissible under applicable laws. In connection with the obligation of the Company to indemnify for Losses as set forth above, the Company further agrees to reimburse each Indemnified Party for all such documented Losses (including reasonable fees and disbursements of counsel) as they are incurred by such indemnified party; provided, however, that if an Indemnified Party is reimbursed hereunder for any Losses, such reimbursement of Losses shall be refunded to the extent it is finally judicially determined that the Losses in question resulted primarily from the willful misconduct, bad faith or gross negligence of such Indemnified Party.

            (b) In addition to all sums due or to be due under the New Junior Notes (as defined in the Note Exchange Agreement that is part of the Junior Restructuring Documents) and the Junior Convertible Interest Notes (as defined in the New Junior Notes), the Company agrees to indemnify and hold harmless the Partnership, Shapiro, Otto and Gurba (each, a "PARTNERSHIP INDEMNITEE") to the fullest extent permitted by law from and against all losses, claims, damages, expenses (including reasonable fees and disbursements of counsel) or other liabilities ("PARTNERSHIP LOSSES") resulting from any legal actions (including actions brought by any equityholders of the Company or derivative actions brought by a Person claiming through the Company or in the Company's name) brought against any Partnership Indemnitee as a result of such Partnership Indemnitee's role in the transactions contemplated by the Restructuring Documents to which it is a party; provided, however, that the Company shall not be liable under this Section 10(b): (i) for any amount paid in settlement of claims without the Company's consent (which consent shall not be unreasonably withheld), (ii) with respect to Partnership Losses arising solely out of actions brought by the partners of the Partnership against a Partnership Indemnitee or by one Partnership Indemnitee against another, or (iii) to the extent that it is finally judicially determined that such Partnership Losses resulted primarily from the willful misconduct, bad faith or gross negligence of a Partnership Indemnitee or a breach of a Partnership Indemnitee's agreements in the Restructuring Documents; provided, further, that if and to the extent that such indemnification is unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of such indemnified Partnership Losses which shall be permissible under applicable laws.

            11. MISCELLANEOUS.

            (A)  SURVIVAL  OF  PROVISIONS.   All  representations,   warranties,
covenants and other agreements made herein shall survive the execution and delivery of the Restructuring Documents.

            (B) NOTICES. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier services or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a party in accordance with this Section 11(b).

if to the Fund:                             with a copy to:
   The 1818 Mezzanine Fund, L.P.               Cadwalader, Wickersham & Taft
   c/o Brown Brothers Harriman & Co.           100 Maiden Lane
   59 Wall Street                              New York, New York 10038
   New York, New York 10005                    Attention:  David C. L. Frauman,
   Attention: Joseph P. Donlan                 Esq.
   Telecopier No.: (212) 493-8429              Telecopier No.: (212) 504-6666

if to PCI or Progressive:                   with a copy to:
   3 Parklands Drive, 2nd Floor                Cadwalader, Wickersham & Taft
   Darien, Connecticut 06820                   100 Maiden Lane
   Attention:  Evelyn Erb                      New York, New York 10038
   Telecopier No.: (203) 655-1200              Attention:  David C. L. Frauman,
                                               Esq.
                                               Telecopier No.: (212) 504-6666

if to ML:                                   with a copy to:
   c/o MF Private Capital, Inc.                Manufacturers Life Insurance
   45 Milk Street, Suite 600                   Company
   Boston, Massachusetts 02109-5105            Corporate Law Department
   Attention:  Raymond L. Britt, Jr.           200 Bloor Street East
   Telecopier No.: (617) 451-5601              Toronto, Ontario M4W 1ES, Canada
                                               Attention: William Dawson, Esq.
                                               Telecopier No: (416) 926-5657

if to SFHY:                                 with a copy to:
   The Structured Finance High Yield Fund,     Cadwalader, Wickersham & Taft
   LLC                                         100 Maiden Lane
   c/o Prudential Investments--Structured       New York, New York 10038
   Finance Group                               Attention:  David C. L. Frauman,
   One Gateway Center, 11th Floor              Esq.
   Newark, New Jersey 07106-5311               Telecopier No.: (212) 504-6666
   Attention:  Steven M. Tompson
   Telecopier No.: (973) 802-2147

if to the Company:                          with a copy to:
   National Auto Finance Company, Inc.         Weil, Gotshal & Manges LLP
   10302 Deerwood Park Blvd., Suite 100        767 Fifth Avenue
   Jacksonville, Florida 32256                 New York, New York 10153-0119
   Attention: Keith B. Stein                   Attention:  Howard Chatzinoff,
   Telecopier No.: (904) 996-2557              Esq.
                                               Telecopier No.: (212) 310-8007

if to the Partnership:                      with a copy to:
   National Auto Finance Company, L.P.         O'Sullivan, Graev & Karabell, LLP
   Via Mizner Financial Plaza                  30 Rockfeller Plaza
   700 South Federal Highway, Suite 200        New York, New York 10112
   Boca Raton, Florida 33432                   Attention:  Charles E. Bachman,
   Attention:  Gary L. Shapiro                 Esq.
   Telecopier No.: (561) 417-0033              Telecopier No.: (212) 408-2420

if to Gary L. Shapiro:                      with a copy to:
   National Financial Companies, LLC           O'Sullivan, Graev & Karabell, LLP
   Via Mizner Financial Plaza, Ste. 200        30 Rockefeller Plaza
   700 South Federal Highway                   New York, New York 10112
   Fax: (561) 417-8827                         Attention:  Charles E. Bachman,
                                               Esq.
                                               Telecopier No.: (212) 408-2420

if to Edgar A. Otto:                        with a copy to:
   Congress Point Financial Corp.              O'Sullivan, Graev & Karabell, LLP
   6400 Congress Avenue, Suite 2800            30 Rockefeller Plaza
   Boca Raton, Florida 33487                   New York, New York 10112
   Main Facsimile: (561) 988-7087              Attention:  Charles E. Bachman,
                                               Esq.
                                               Telecopier No.: (212) 408-2420

if to Stephen L. Gurba:                     with a copy to:
   Bulova Technologies                         O'Sullivan, Graev & Karabell, LLP
   101 North Queen Street                      30 Rockefeller Plaza
   P. O. Box 4787                              New York, New York 10112
   Lancaster, Pennsylvania 17604-4787          Attention:  Charles E. Bachman,
   Fax: (717) 397-2434                         Esq.
                                               Telecopier No.: (212) 408-2420

            All such notices and communications shall be deemed to have been duly given: if delivered by hand, when personally delivered; if delivered by courier, when delivered to the recipient by commercial overnight courier service; if mailed, five Business Days after being deposited in the mail, postage prepaid; and if telecopied, upon confirmation of receipt.

            (C) SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns and permitted transferees of the parties hereto.

            (D) ASSIGNMENTS.

            The Company may not assign any of its rights or obligations under this Agreement (other than in connection with a transaction permitted pursuant to Section 10.3 of the Agreements) without the written consent of the holders of a majority (i) in aggregate principal amount of the Amended Notes held by the Noteholders, and (ii) of the aggregate number of shares of Common Stock held by the Equityholders.

            Subject to the other limitations contained in the Amended Notes, the Convertible Notes and this Agreement, the Noteholders and Equityholders and any subsequent Holder of Amended Notes, Convertible Notes or Common Stock may, at any time, or from time to time, sell, agree to sell or assign to one or more other Persons who agree to be bound by all of the terms of this Agreement, all or any portion of the Amended Notes, Convertible Notes or Common Stock. Subject to the other limitations contained in the Amended Notes, the Convertible Notes and this Agreement, in the event of any such sale or assignment of an Amended Note or Convertible Note, upon surrender for exchange of any Amended Note or Convertible Note at the office of the Company designated for notices in accordance with Section 11(b), the Company shall execute and deliver in exchange therefor, without expense to the Holder (provided the Company shall not be responsible for any transfer taxes in connection with any such sale or assignment), one or more new Amended Notes or Convertible Notes, as the case may be, in the same aggregate principal amount as the then unpaid principal amount of the Amended Note or Convertible Note so surrendered as such Holder shall specify, dated as of the date to which interest has been paid on the Amended Note or Convertible Note so surrendered (or, if no interest has been paid, the date of such surrendered Amended Note or Convertible Note), in the name of such Person or Persons as may be designated by such Holder in writing, and otherwise of the same form and tenor as the Amended Note or Convertible Note so surrendered for exchange.

            Subject to the limitations contained in certificates representing the Shares or the Partnership Shares and this Agreement, in the event of any sale or assignment of any certificate representing any of the Shares or the Partnership Shares at the office of the Company designated for notices in accordance with Section 11(b), the Company shall execute and deliver in exchange therefor, without expenses to the holder (provided the Company shall not be responsible for any transfer taxes in connection with any such sale or assignment), one or more certificates representing shares of Common Stock in the same amount as surrendered as such holder shall specify in the name of such Person or Persons as may be designated by such holder in writing, and otherwise of the same form. Every Amended Note, Convertible Note or certificate representing any Shares or the Partnership Shares surrendered for transfer shall be duly endorsed, or accompanied by a written instrument of transfer duly executed by the holder of such Amended Note, Convertible Note or certificate representing any Shares or the Partnership Shares or its attorney duly authorized in writing.

            (e) Amendment and Waiver.

            (i) No failure or delay on the part of any party hereto in exercising any right, power or remedy under any of the Restructuring Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

            (ii) Any amendment, supplement or modification of or to any provision of this Agreement, the Amended Notes or the Convertible Notes, any waiver of any provision of this Agreement, the Amended Notes or the Convertible Notes, and any consent to any departure by the Company from the terms of any provision of this Agreement, the Amended Notes or the Convertible Notes, shall be effective (i) only if it is made or given in writing and signed by the Company and (x) if such amendment, supplement or modification affects the holders of the Amended Notes, the holders of 66% of the aggregate principal amount of the Amended Notes outstanding, (y) if such amendment, supplement or modification affects the holders of the Convertible Notes, the holders of 66% of the aggregate principal amount of the Convertible Notes outstanding or (z) if such amendment, supplement or modification affects both the holders of the Amended Notes and the Convertible Notes, the holders of 66% of the aggregate principal amount of both the Amended Notes and the Convertible Notes, and (ii) only in the specific instance and for the specific purpose for which made or given. Notwithstanding the foregoing, without the consent of each holder of an Amended Note or Convertible Note affected, an amendment may not:

               (1) reduce the rate of or extend the time for payment of interest on any Amended Note or Convertible Note;

               (2) reduce the principal of or extend the maturity of any Amended Note or Convertible Note;

               (3) change the time at which any Amended Note or Convertible Note shall or may be prepaid in accordance with Sections 3 and 4 of the Amended Notes and Sections 4 and 5 of the Convertible Notes;

               (4) make any Amended Note or Convertible Note payable in money or securities other than as stated in the Amended Notes or Convertible Notes; or

               (5)      make any change in the first or second  sentence of this
                        Section 11(e)(i) or (ii).

            (F) COUNTERPARTS. This Agreement and any of the other Restructuring Documents may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

            (G) HEADINGS. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

            (H) DETERMINATIONS. All elections or determinations to be made by the Company, any Noteholder, any Equityholder or the Board hereunder in its opinion or judgment or with its approval or otherwise shall be made by it in its sole discretion, unless otherwise specified herein.

            (I) GOVERNING LAW. This Agreement has been negotiated, executed and delivered in the State of New York and shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

            (J) JURISDICTION. Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to the Restructuring Document or transactions contemplated thereby may be brought in the courts of the State of New York located in New York City or of the United States of America for the Southern District of New York and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts pursuant to a contractual provision in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth in Section 11(b), such service to become effective 10 days after such mailing. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THE RESTRUCTURING DOCUMENTS OR THE SUBJECT MATTER THEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING OR WHETHER IN CONTRACT OR TORT OR OTHERWISE. (K) SEVERABILITY. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

            (L) RULES OF CONSTRUCTION. Unless the context otherwise requires, "or" is not exclusive, and references to sections or subsections refer to sections or subsections of this Agreement.

            (M) REMEDIES. If a breach of this Agreement, the Amended Notes or the Convertible Notes by the Company occurs and is continuing, the Noteholders or any subsequent holder of Amended Notes or Convertible Notes may pursue any available remedy by proceeding at law or in equity to enforce the performance (including, without limitation, the specific performance) of any provision of the Amended Notes, the Convertible Notes or this Agreement. The Noteholders or any holder of Amended Notes or Convertible Notes may maintain a proceeding even if it does not possess any of the Amended Notes or Convertible Notes or does not produce any of them in the proceeding. No remedy is exclusive of any other remedy. All available remedies are cumulative.

            (N) ENTIRE AGREEMENT. This Agreement and the exhibits and schedules hereto, the Amended Notes and the Convertible Notes, the Proxy, the Junior Restructuring Documents and the releases described herein (collectively, the "RESTRUCTURING DOCUMENTS"), are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein; provided, however, that notwithstanding the foregoing, except as expressly amended or otherwise modified by any of the provisions of any of the Restructuring Documents, the provisions of the Agreements shall remain in full force and effect and unaffected by the provisions of or the Restructuring Documents. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. The Restructuring Documents supersede all prior agreements and understandings among the parties with respect to such subject matter. This Agreement shall not be effective unless and until this Agreement and each of the other Restructuring Documents has been signed by each of the parties whose signature is provided for herein and therein.

            (O) NOTEHOLDERS AND EQUITYHOLDERS' ATTORNEYS' FEES. All reasonable attorney's fees, charges and disbursements and all reasonable out-of-pocket expenses incurred by the Noteholders and the Equityholders in connection with the negotiation, execution and delivery of this Agreement and the other Restructuring Documents and the transactions contemplated hereby and thereby shall be paid by the Company. In any action or proceeding brought to enforce any provision of this Agreement or any of the other Restructuring Documents or any other document or instrument contemplated hereby or thereby, or where any provision hereof or thereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys' fees, charges and disbursements in addition to any other available remedy.

            (P) PARTNERSHIP COUNSEL FEES. Simultaneously with the execution and delivery of this Agreement, the Company shall pay to the Partnership, by wire transfer in immediately available funds, $15,000 in contribution to the counsel fees incurred by the Partnership in connection with the transactions contemplated hereby.

            (Q) PUBLICITY. Except as may be required by applicable law or a listing agreement with any securities exchange or The Nasdaq Stock Market, Inc., the Company, the Noteholders and the Equityholders severally agree that none of them shall issue a publicity release or announcement or otherwise make any public disclosure concerning this Agreement or the transactions contemplated hereby, without prior approval of the others of them. If any announcement is required by law to be made by any party referred to in this Section 11(q), prior to making such announcement such party, to the greatest extent practicable (i) will deliver a draft of such announcement to such other parties referred to in this Section 11(q), and (ii) shall give such other parties an opportunity to comment thereon.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers or partners hereunto duly authorized as of the date first above written.


                                       NATIONAL AUTO FINANCE COMPANY, INC.


                                       By:____________________________________
                                          Name:  Keith B. Stein
                                          Title:  Chief Executive Officer


                                       NATIONAL AUTO FINANCE COMPANY, L.P.


                                       By:_________________________________
                                          National Auto Finance Corporation,
                                          its general partner


                                       By:____________________________________
                                          Name:  Gary L. Shapiro
                                          Title:  President


                                       NATIONAL AUTO FINANCE CORPORATION


                                       By:____________________________________
                                          Name:  Gary L. Shapiro
                                          Title:  President


                                       NOVA FINANCIAL CORPORATION


                                       By:____________________________________
                                          Name:
                                          Title:


                                       NOVA CORPORATION


                                       By:____________________________________
                                          Name:
                                          Title:


                                       GARY L. SHAPIRO


                                       _________________________________________


                                       EDGAR A. OTTO


                                       _________________________________________


                                       STEPHEN L. GURBA


                                       _________________________________________


                                       THE 1818 MEZZANINE FUND, L.P.

                                       By:  Brown Brothers Harriman & Co.,
                                            its General Partner


                                       By:____________________________________
                                          Name:  Joseph P. Donlan
                                          Title:  Senior Manager


                                       THE PROGRESSIVE INVESTMENT COMPANY,
                                       INC.


                                       By:____________________________________
                                          Name:  Evelyn Erb
                                          Title:  Portfolio Manager


                                       PC INVESTMENT COMPANY


                                       By:____________________________________
                                          Name:  Evelyn Erb
                                          Title:  Portfolio Manager


                                       MANUFACTURERS LIFE INSURANCE COMPANY
                                       (U.S.A.)


                                       By:____________________________________
                                          Name:  Raymond L. Britt
                                          Title:  Senior Managing Director


                                       THE STRUCTURED FINANCE HIGH YIELD
                                       FUND, LLC.


                                       By:____________________________________
                                          Name:
                                          Title:  Vice President

                                                                SCHEDULE 1(b)(1)

                 GOOD FAITH ESTIMATE OF RESTRUCTURING CHARGES

                                                                SCHEDULE 1(b)(2)

                                  BUSINESS PLAN

                                                                   SCHEDULE 1(d)

                       SAMPLE RETURN ON ASSETS CALCULATION

                                                                       EXHIBIT A

                AMENDED AND RESTATED SENIOR SUBORDINATED NOTE

                                                                       EXHIBIT B

                                CONVERTIBLE NOTE

                                                                       EXHIBIT C

       RELEASE OF THE COMPANY BY THE NOTEHOLDERS AND THE EQUITYHOLDERS

                                                                       EXHIBIT D

     RELEASE OF THE COMPANY, THE NOTEHOLDERS AND THE EQUITYHOLDERS BY THE
                                   PARTNERSHIP

                                                                       EXHIBIT E

      RELEASE OF THE PARTNERSHIP BY THE COMPANY, THE NOTEHOLDERS AND THE
                                  EQUITYHOLDERS

                                                                       EXHIBIT F

                                      PROXY

                                                                       EXHIBIT G

                AGREEMENTS BETWEEN THE COMPANY AND FIRST UNION

                                                                       EXHIBIT H

                         JUNIOR RESTRUCTURING DOCUMENTS

                                                                       EXHIBIT I

                           CERTIFICATE SALE AGREEMENT